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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [   ] Filed by a Party other than the Registrant [X]

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[X]	Soliciting Material Pursuant to §240.14a-12

New Frontier Media, Inc.

(Name of Registrant as Specified In Its Charter)

Edward J. Bonn

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Largest Shareholder of New Frontier Media Announces Final Slate for Election To Board of Directors

Slate Includes Executives with Extensive Business Experience, Including Cable, Satellite, and Media Distribution Industries; Majority of Directors Are Independent

Boulder, Colo., July 23, 2002 — Edward Bonn, the largest shareholder of New Frontier Media, Inc. (Nasdaq: NOOF), announced today his final slate of nominees for election to New Frontier’s board of directors at the annual meeting of shareholders. A Colorado state court judge has ordered that the election of directors be the first issue considered at New Frontier’s annual meeting, which she ordered to be held on August 20, 2002. Mr. Bonn believes that, in light of the dismal performance of New Frontier’s common stock price over the past five years, changes to the board are necessary. Accordingly, Mr. Bonn has proposed a new slate of directors with significant business experience, including from the cable, satellite and media distribution industries. Other than Mr. Bonn, all of the proposed directors are independent, having no personal ties to New Frontier. Mr. Bonn believes that these nominees will provide New Frontier with the direction it needs to restore credibility and confidence with employees, customers and investors, attract and retain a quality executive management team, and develop and implement a plan to improve performance.

The new nominees proposed by Mr. Bonn are: John B. Burns III, Gerard A. Maglio, and Andrew Orgel.

John Burns III brings over 20 years of experience in the cable television industry. Currently, Mr. Burns is the President and Chief Executive Officer of The Burns Group, Inc., a consulting firm, which specializes in consulting with cable networks and interactive services. The Burns Group has advised clients such as Sony Television, Sony International Television, Gemstar, Inc. and The Game Show Network. Mr. Burns has served as the President of Distribution at the ABC Family Channel (formerly Fox Family Channel), where he was responsible for affiliate sales, marketing and advertising efforts. He has also served as President of StarSight Telecast, Inc., a provider of interactive on-screen television navigation systems, and Viacom’s Showtime Networks, where he held numerous senior marketing and sales positions, last serving as Senior Vice President of Affiliate Sales and Marketing. He holds a Bachelor of Arts degree in History from Guilford College and a Juris Doctor from the University of North Carolina, Chapel Hill.

Gerard Maglio brings extensive experience in the multi-channel television and cable distribution industry. He has served for the last 11 years as President of Maglio & Associates, Inc., a consulting and entrepreneurial venture firm with primary involvement in the media and cable distribution industry. The firm provides its customer base with strategic programming, competitive analysis, strategy formulation, new business development, and overall marketing initiatives. Previously, Mr. Maglio served as Chief Marketing Officer for three large cable companies-American Television & Communications, Inc., Daniels &

Associates, Inc., and United Artists Cable, and was the founding President of Rainbow Programming Services, a premium network development and distribution company. Mr. Maglio also served as President of the residential division for Digital Music Express, Inc. (DMX), where he introduced DMX service to national and local cable companies. He served as President and multiple term board member of CTAM (Cable and Telecommunications Administrative and Marketing Society) and the CAB (Cable Television Advertising Bureau) and was awarded the NCTA’s Vanguard Award for Marketing. He holds a Bachelor of Arts degree in Economics from the University of Notre Dame and a Master’s degree in Business Administration from Columbia University.

Andrew H. Orgel brings over 25 years of experience in the media industry. He currently serves as Chairman and CEO of Global Media Ventures, which owns, operates and provides ongoing management services for a portfolio of media, marketing and merchandising brands throughout the world. Mr. Orgel served as Vice President, Sales & Marketing at Nickelodeon, MTV, and The Movie Channel, now owned by Viacom. Prior to this, he was the Vice President, Affiliate Sales & Marketing, as well as Senior Vice President, Programming & Production at the Arts & Entertainment Network (A&E), now owned by Disney. Mr. Orgel also served as the President and CEO, Video Jukebox Network (re-branded as “The Box”), which was the first interactive television network, now owned by MTV Networks. In 1992, he co-founded Interactive Enterprises, an interactive media company which created personal media properties with companies including Sony Pictures Television, JSkyB and Wink Communications. Interactive Enterprises joined with U.S. West to create Interactive Video Enterprises, where he developed a suite of television services for digital broadband delivery. Mr. Orgel was recently President and COO of Wisdom Media Group, where he led the company’s television, radio, Internet and print media businesses in the life improvement category. He received his B.S. in Television and Radio from Ithaca College.

“I believe the proposed slate of candidates bring to New Frontier an enormous amount of public company, and overall strategic industry experience to the shareholders,” stated Mr. Bonn. “I also believe that the needed changes in New Frontier’s management and overall operations will only begin with the election of new, independent members to the board of directors to restore credibility and confidence with investors, employees and customers. These respected industry leaders share my belief in the long-term prospects of New Frontier’s business and platform. We shareholders have not seen the results we deserve from New Frontier’s fundamental business because the company’s full potential has not been realized by the incumbent management team.”

The nominees previously announced by Mr. Bonn include:

Carlton R. Jennings, who brings over 15 years of experience in international operations, communications technology and finance. He currently serves as Chief Executive Officer of Quadrant Australia, a publicly traded Australian-based satellite communications company.

Stephen Peary, who has international experience that spans over 15 years in executive and crisis management, as well as extensive worldwide finance experience. He is the founder and Chief Executive Officer of ThirdOrbit Insurance Solutions, a market-first provider of e-commerce property and liability insurance, and has held several senior management positions in publicly traded companies.

Bernard Stolar brings extensive experience in the interactive entertainment industry, having served in several senior management positions with a variety of public and privately held companies, including senior executive positions responsible for the launch of Sega’s Dreamcast and Sony’s PlayStation. He was recently appointed president of BAM! Entertainment.

Edward Bonn, the largest shareholder and a former director of New Frontier, and the founder of Interactive Gallery and two related entities that were acquired by New Frontier in 1999.

Mr. Bonn beneficially owns approximately 17.5% of the outstanding shares of New Frontier, which were acquired in 1999 in connection with New Frontier’s acquisition of its Internet operations.

Acclaim Financial Group is serving as strategic advisor to Mr. Bonn and Brobeck, Phleger & Harrison LLP is serving as his legal counsel.

Mr. Bonn has filed a preliminary proxy statement with the Securities and Exchange Commission relating to the solicitation of proxies from the shareholders of New Frontier Media for use at the 2002 annual meeting of new frontier media shareholders. Mr. Bonn strongly advises all New Frontier Media shareholders to read the definitive proxy statement when it is available because it will contain important information. The preliminary proxy statement is available at no charge on the SEC’s website at http://www.sec.gov . Information relating to the participants in Mr. Bonn’s proxy solicitation is contained in Amendment no. 5 to the preliminary proxy statement, filed on July 22, 2002.

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